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                                                                    EXHIBIT 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   We have issued our report dated January 24, 1997 (except for the last sentence of the penultimate paragraph of Note I, as to which the date is August 26, 1997 and the third sentence of the second paragraph of Note K, as to which the date is June 24, 1997), accompanying the financial statements of Bay Bancshares, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

Houston, Texas
October 27, 1997